Exhibit 2

Notice of Dissolution of Group

This notice of dissolution of group is being filed pursuant to Item 9 of Schedule 13G under the Securities Exchange Act of 1934, as amended.

Because of a shareholders’ agreement dated April 16, 2007 (the “Shareholders’ Agreement”) among TPG III SM, L.L.C., TPG IV SM, L.L.C. and T(3) II SM, L.L.C., Francisco Partners, L.P., Francisco Partners Fund A, L.P., FP Annual Fund Investors, L.L.C., Shah Capital Partners L.P., Patel Family Partners, L.P. and WestRiver Capital, L.L.C. (collectively, the “Shareholders”), beneficial ownership for all ordinary shares, par value $0.00016667 of Smart Modular Technologies (WWH), Inc. (the “Issuer”), held by the Shareholders has historically been ascribed to each Shareholder, as the Shareholders might have been deemed to be a group for the purposes of Rule 13d-3.  The Shareholders’ Agreement, however, was terminated on September 11, 2009 and, as a result, TPG Advisors III, Inc., TPG Advisors IV, Inc. and T(3) Advisors II, Inc. (which indirectly control TPG III SM, L.L.C., TPG IV SM, L.L.C. and T(3) II SM, L.L.C., respectively) and David Bonderman and James G. Coulter (collectively, the “Reporting Persons”) should not be deemed to be a group with the other Shareholders.  The Reporting Persons understand that all further filings with respect to transactions in the shares of the Issuer will be filed, if required, by the Shareholder required to file in such Shareholder's individual capacity.